Exhibit 21.1

                        MICROCHIP TECHNOLOGY INCORPORATED

                        LIST OF SIGNIFICANT SUBSIDIARIES


Microchip Technology (Thailand) Co., Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao  24000
Thailand

Microchip Technology (Barbados) Incorporated
Hastings Business Services Limited
Hastings, Christ Church
Barbados